CONSENT OF INDEPENDENT AUDITORS


           We consent to the reference of our firm under the caption "Experts" and the use of our dated July 19, 1996, except as to the pooling interests with AMSERV HEALTHCARE INC., which is as of August 23, 1996, with respect to consolidated financial statements of Star Multi Care Services, Inc. included in this Proxy Statement Star Multi Care Services, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Star Multi Care Services, Inc.



/S/ HOLTZ RUBENSTEIN & CO., LLP
HOLTZ RUBENSTEIN & CO., LLP


Melville, New York
July 23, 1997